MICHAEL J. MORRISON
ATTORNEY AND COUNSELOR AT LAW
_________________________________________________    1495 Ridgeview Drive,
                                                                  Suite 220
                                                         Reno, Nevada 89509
                                                             (775) 827-6300
                                                         Fax (775) 827-6311
                                            E-Mail: morrisonlaw@pyramid.net
                                             Website: www.VentureLawUSA.com



August 29, 2002


Mr. Randy Miller, CEO
Iconet, Inc.
8 Gaucho Drive
Rolling Hills Estates, CA 90274


RE: Iconet, Inc. (the "Company")


Dear Mr. Miller:

You have requested my opinion regarding issuance of certain shares pursuant to the Company's "Consultant Compensation Plan" (the "Plan"), subject of a Form S-8 registration statement to be filed with the Securities and Exchange Commission.

I have reviewed the relevant documents in connection with the Plan, including the Plan itself, and such other corporate documents as I deem necessary and appropriate in connection with the Plan. I have also discussed the Plan with management of the Company, and received such assurances from them as I deem necessary under the circumstances.

Based thereon, it is my opinion that the Company may issue a total of 2,000,000 unrestricted shares of its Common Stock pursuant to the terms of the Plan. When issued, the shares shall be validly issued, fully paid and non-assessable.

The information set forth herein is effective as of the date of this letter.

If you have any questions regarding this matter, please do not hesitate to contact me.

Very truly yours,



/s/ MICHAEL J. MORRISON
________________________________
    Michael J. Morrison, Esq.


MJM:cmm